SQUAR MILNER


November 1, 2000



SECURITIES AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Focal Corporation

We have read the statements that we understand Focal Corporation ("the Company) will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. Except as described in the following paragraph, we agree with such statements made regarding our firm.

In our opinion, the fees for the audit of the Company's June 30, 2000 financial statements included in its related Form 10-KSB were not excessive under the circumstances.

We have no basis to agree or disagree with other statements made under Item 4.


Sincerely,

SQUAR MILNER, REEHL  & WILLIAMSON, LLP.